Exhibit (d)(6)

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made and entered into effective September 30, 2013 (the “Effective Date”) by and between Gentium S.p.A. (“Gentium”) having its principal office at Piazza XX Settembre 2, 22079—Villa Guardia (CO), Italy, and Jazz Pharmaceuticals plc, an Irish company having an office at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland (each, a “Party” and collectively, the “Parties”).

Whereas, the Parties are interested in discussing and evaluating a possible business or technical collaborative relationship, acquisition or other extraordinary transaction pertaining to the pharmaceutical business (or part thereof) of Gentium and/or its affiliates, and each Party may disclose to the other, in connection with these discussions and evaluation (the “Purpose”), certain information that it believes to be proprietary and confidential, and neither Party is willing to proceed with these discussions unless they have an agreement restricting further disclosure or use of this information.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Definition of Confidential Information. The term “Confidential Information” as used in this Agreement shall mean any and all business information related to the plans, prospects, products, properties, finances and operations of Disclosing Party (as defined below), and includes, without limitation, technical and non-technical information, whether relating to intellectual property, such as patents, copyrights, trade secrets, proprietary information, techniques, inventions, know how, or processes, and information about one of their businesses, such as research, experimental work, development, design details and specifications, financial information, manufacturing, business forecasts, employee capabilities, sales and merchandising and marketing plans and information. “Confidential Information” also includes proprietary or confidential information of any third party that is disclosed to a Party in the course of such Party’s business and the fact and terms of any discussions between the Parties with respect to the Purpose. Any information disclosed by the disclosing party (the “Disclosing Party”) to the receiving party (the “Receiving Party”) on or after the Effective Date will be considered Confidential Information of Disclosing Party by the Receiving Party whether or not such information is designated as “Confidential” or “Proprietary”, or identified during the course of an oral disclosure as confidential, if the Receiving Party should know by virtue of the circumstances in which Receiving Party learned the information, including through visual or other inspection, that such information is not generally known to the public or to anyone who is not bound to the Disclosing Party by obligations of confidentiality. The Parties agree that this Agreement is not intended to restrict use or disclosure of any portion of such Confidential Information which:

a.	Is now or later made known to the public through no default by the Receiving Party of its obligations under this Agreement;

b.	The Receiving Party can show was in its possession prior to the earliest disclosure by the Disclosing Party;

c.	Is received by the Receiving Party from a third party which, to the Receiving Party’s knowledge after due inquiry, was not prohibited from disclosing such information to the Receiving Party by any obligation of confidentiality to the Disclosing Party;

d.	Is independently developed by the Receiving Party independent of, and without any reference to, Confidential Information of the Disclosing Party; or

e.	Is disclosed by the Receiving Party after receipt of written permission from the Disclosing Party.

2.	Obligation of Confidentiality. A Receiving Party agrees to hold in confidence and, except as otherwise permitted by this Agreement, not to publish or disclose to any third parties any of the Confidential Information of the Disclosing Party without the prior written consent of the Disclosing Party. Each Party agrees to use the same degree of care (and in any event not less than reasonable care) to safeguard the confidentiality of the Confidential Information that it uses to protect its own secret or confidential information of a similar nature. A Receiving Party agrees to limit any disclosure of the Confidential Information only to those of its employees, independent contractors and outside professional advisors who have a need to know and who are bound by confidentiality obligations, and to advise such persons of the Receiving Party’s obligations under this Agreement.

3.	Use of Confidential Information. Each Party agrees to use Confidential Information received from the other Party only:

a.	For the Purpose, and

b.	To pursue a technical or business collaborative relationship after any agreement between the Parties to enter into any such relationship, but not for any other purpose.

It is acknowledged that both parties operate in similar areas of the healthcare industry and that employees responsible for those operations will be some of the same employees reviewing the Disclosing Party’s Confidential Information. Nothing contained herein shall be construed as preventing employees of the Receiving Party who had access to Confidential Information of the Disclosing Party from using that information retained in their unaided memory, without reference to any of the Disclosing Party’s Confidential Information, as part of their general skill, knowledge, talent and expertise. It being understood that, for the avoidance of doubt, the prior sentence shall not entitle any employees of the Receiving Party to use and/or disclose any Confidential Information in breach of any of the provisions of this Agreement or in violation of the purpose herein, including information related to Chemistry, Manufacturing and Control of defibrotide.

4.	Ownership and Return of Confidential Information. All Confidential Information of each of the Parties, as Disclosing Party, and any Derivatives thereof whether created by such Disclosing Party or the other Party, as Receiving Party, shall remain the property of the Disclosing Party, and no license or other rights to such Disclosing Party’s Confidential Information or Derivatives is granted or implied hereby. For purposes of this Agreement, “Derivatives” shall mean: (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists and all other tangible media of expression) furnished by each of the Parties, as Disclosing Party, to the other Party, as Receiving Party, shall remain the property of such Disclosing Party. At such Disclosing Party’s request and no later than five (5) days after such request, such Receiving Party shall promptly destroy or deliver to such Disclosing Party, at the Receiving Party’s option, (a) all materials furnished to such Receiving Party by such Disclosing Party, (b) all tangible media of expression in such Receiving Party’s possession or control to the extent that such tangible media incorporate any of such Disclosing Party’s Confidential Information, and (c) written certification of such Receiving Party’s compliance with such Receiving Party’s obligations under this section 4. Notwithstanding the foregoing, the Receiving Party shall be permitted to retain one (1) copy of the Disclosing Party’s Confidential Information as necessary to ensure compliance by the Receiving Party with this Agreement and to ensure compliance with applicable law, rules or regulation in any case without prejudice to the obligation of the Receiving Party to comply with all provisions set forth herein.

5.	Required Disclosure. The Receiving Party shall promptly notify the Disclosing Party in writing if any Confidential Information may be required to be disclosed by the Receiving Party pursuant to any provision of law, rule, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process or binding order of a competent authority. The Receiving Party will be permitted to furnish and disclose such Confidential Information required to be disclosed, provided, however, that Receiving Party shall provide reasonable cooperation with the Disclosing Party so that the Disclosing Party may seek an appropriate protective order.

6.	No License. Nothing contained herein shall be construed to grant a Receiving Party any immunity or license under any intellectual property right of the Disclosing Party.

7.	Term of Obligation. The Parties’ obligations concerning nondisclosure of confidential information contained in the above paragraphs shall continue for ten (10) years from the Effective Date, and then terminate.

8.	No Violation. Each Party represents that its compliance with the terms of this Agreement will not violate any duty which such Party may have to any other person or entity, including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights.

9.	Securities Laws. Each Party hereto agrees not to use any Confidential Information in violation of applicable securities laws. Each Party is aware, and will advise its employees and independent contractors who are informed of the matters that are subject to this Agreement, of the restrictions imposed by the United States securities law on the purchase and sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

10.	Injunctive Relief. A breach by either Party of any of the promises or agreements contained herein may result in irreparable and continuing damage to the other Party for which there may be no adequate remedy at law, and such other Party shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

11.	General.

a.	This Agreement shall not be assigned by either Party without the written consent of the other except in connection with the transfer of substantially all of the assets or business of such Party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

b.	This Agreement shall be construed and interpreted in accordance with the laws of Switzerland, Court of Zug, without regard to its principles concerning the application of laws of other jurisdictions.

c.	This Agreement is the entire agreement between the Parties concerning the disclosure of confidential information and supersedes all prior oral and written agreements between them. No waiver, alteration or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by the Party to be bound.

d.	If any portion of the Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect without the invalid of unenforceable provisions.

e.	This Agreement shall not be construed, by implication or otherwise, as an obligation by either Party to enter into any further agreement relating to the other Party’s Confidential Information and/or to proceed with the Purpose. Each Party reserves the right, at its sole and absolute discretion, to suspend or terminate any discussions relating to the Purpose (and if it does so suspend or terminate such discussions prior to the execution of a definitive acquisition agreement, it shall have no liability whatsoever vis-à-vis the other Party as a result of any such suspension or termination of such discussions relating to the Purpose).

f.	To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

g.	This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

h.	Each of the Parties hereby represents and warrants that the official signing this Agreement on behalf of such Party has the power to do so on behalf of such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Gentium SpA		Jazz Pharmaceuticals plc

By:	/s/ Khalid Islam	By:	/s/ Fintan Keegan
Name:	Khalid Islam	Name:	Fintan Keegan
Title:	President and Chief Executive	Title:	EVP Technical Ops
Officer

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